Exhibit 10.1
EXECUTION VERSION

SECOND AMENDMENT TO MASTER REPURCHASE AGREEMENT
This SECOND AMENDMENT TO MASTER REPURCHASE AGREEMENT (this “Amendment”) is made as of this 4th day of August, 2020 (this “Amendment”), by and between ACRC LENDER ML LLC, a Delaware limited liability company (“Seller”), and METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (together with its permitted successors and assigns, “Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Repurchase Agreement (as defined below and as amended hereby).
RECITALS
WHEREAS, Seller and Buyer are parties to that certain Master Repurchase Agreement (as amended by that certain First Amendment to Master Repurchase Agreement dated as of August 4, 2017, as amended hereby and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), dated as of August 13, 2014;
WHEREAS, in connection with the Repurchase Agreement, Seller and Buyer entered into that certain fee letter, dated as of August 13, 2014 (as amended by that certain First Amendment to Fee Letter, dated as of August 4, 2017, that certain Second Amendment to Fee Letter, dated as of the date of this Amendment, and as may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Fee Letter”);
WHEREAS, ARES Commercial Real Estate Corporation, a Maryland corporation (“Guarantor”), delivered for the benefit of Buyer that certain Guaranty, dated as of August 13, 2014 (as amended by that certain Amendment to Guaranty, dated as of September 22, 2016, and as may be further restated, supplemented or otherwise modified and in effect from time to time, the “Guaranty”);
WHEREAS, Seller and Buyer each desire to make certain modifications to the Repurchase Agreement pursuant to the terms and conditions of this Amendment;
WHEREAS, it is a condition to the effectiveness of this Amendment, that Guarantor executes the Reaffirmation of Guarantor (attached hereto as Exhibit A); and
NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE 1
AMENDMENTS TO REPURCHASE AGREEMENT
(a)    Article 2 of the Repurchase Agreement is hereby amended by deleting the following defined term: “Prime Rate”.
(b)    Article 2 of the Repurchase Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order therein:

“Alternative Rate Index” shall have the meaning specified in Section 3(g) of this Agreement.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership meeting the requirements of the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Division” shall mean, with respect to any limited liability company or limited partnership organized under the laws of the State of Delaware, any (a) division of such Person into two or more Persons (whether or not the original Person survives such division) or (b) creation, or reorganization into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including, without limitation, Section 18-217 of the Delaware LLC Act or Section 17-220 of the Delaware Limited Partnership Act.
“Legacy Transaction” shall mean any Transaction with respect to which the Purchase Date occurred prior to the Second Amendment Closing Date.
“Second Amendment Commitment Fee” shall have the meaning specified in the Fee Letter.
“Second Amendment Closing Date” shall mean August 4, 2020.
(c)    The definition of “Applicable Amortization Percentage” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Applicable Amortization Percentage” shall mean, with respect to any Purchased Asset, (i) during the period commencing on the Second Amendment Closing Date and ending on August 13, 2022, the product of (x) 1.00 times (y) the Purchase Price Percentage for such Purchased Asset, (ii) during the period commencing on August 14, 2022 and ending on August 13, 2023, the product of (x) 1.075 times (y) the Purchase Price Percentage for such Purchased Asset, and (iii) during the period commencing on August 14, 2023 and ending on January 13, 2024, the product of (x) 1.15 times (y) the Purchase Price Percentage for such Purchased Asset. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Applicable Amortization Percentage apply or be deemed to apply to any payments hereunder to cure a Margin Deficit or to any partial or full prepayment of the applicable Repurchase Price(s) in connection with the cure of any Credit Event.
(d)    The definition of “Cash Sweep Trigger Period” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Cash Sweep Trigger Period” shall mean (a) the period commencing on and including the occurrence of a Debt Yield Cash Sweep Trigger Event until such time, if any, as a Debt Yield Cash Sweep Trigger Cure shall have occurred with respect to such Debt Yield Cash Sweep Trigger Event (and provided that no additional Debt Yield Cash Sweep Trigger Event shall have occurred and be continuing) and (b) the period commencing on and including January 13, 2024 until the Facility Termination Date.

(e)    Clause (ii) of the definition of “Credit Event” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
(A)    the Aggregate Purchase Price Debt Yield for all Purchased Assets is less than (a) for the period commencing on the Amendment Closing Date and ending on the initial Facility Termination Date (i.e., August 13, 2022), 7.5%, (b) for the period commencing on August 14, 2022 and ending on August 13, 2023, 8.5%, and (c) for the period commencing on August 14, 2023 and ending on August 13, 2024, 9.5%; or
(B)     the Aggregate Purchase Price Loan to Value Ratio for all Purchased Assets equals more than 60%; or
(f)    Clause (iii) of the definition of “Credit Event” set forth in Article 2 of the Repurchase Agreement is hereby amended by deleting the phrase “Prime Rate” and inserting the phrase “Alternative Rate Index” in its place.
(g)    Sub-clause (iv)(A) of the definition of “Credit Event” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
(A)    at any time on or prior to February 13, 2021, if the aggregate Repurchase Price of all Hotel Purchased Assets exceeds 25% of the Facility Outstanding;
(B)    at any time after February 13, 2021, if the aggregate Repurchase Price of all Hotel Purchased Assets exceeds 20% of the Facility Outstanding; or
(h)    The definition of “Debt Yield Cash Sweep Trigger Event” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Debt Yield Cash Sweep Trigger Event” shall mean such time, if any, as the Aggregate Purchase Price Debt Yield for all Purchased Assets is (a) at any time during the period commencing on the Amendment Closing Date and ending on the initial Facility Termination Date (i.e., August 13, 2022), equal to or greater than 7.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 7.5% during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 7.5%, (b) at any time during the period commencing on August 14, 2022 and ending on August 13, 2023, equal to or greater than 8.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 8.5% during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 8.5%, and (c) at any time during the period commencing on August 14, 2023 and ending on August 13, 2024, equal to or greater than 9.0% (it being acknowledged and agreed that in the event that the Aggregate Purchase Price Debt Yield is less than 9.5% during such period that the same shall constitute a Credit Event under clause (ii)(A) of the definition thereof) but less than 9.5%.
(i)    The definition of “Debt Yield Cash Sweep Trigger Cure” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Debt Yield Cash Sweep Trigger Cure” shall mean (a) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (a) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to the initial Facility Termination Date (i.e., August 13, 2022), the Aggregate Purchase Price Debt Yield is equal to or greater than 7.5%, (b) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (b) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to August 13, 2023, the Aggregate Purchase Price Debt Yield is equal to or greater than 8.5%, and (c) with respect to any Debt Yield Cash Sweep Trigger Event referenced in clause (c) of the definition thereof, in the event that as of any date subsequent to the occurrence of such Debt Yield Sweep Trigger Event and prior to August 13, 2024, the Aggregate Purchase Price Debt Yield is equal to or greater than 9.5%.
(j)    The definition of “Facility Termination Date” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Facility Termination Date” shall mean the earliest of (i) August 13, 2022 (or if such day is not a Business Day, the next succeeding Business Day); provided, that if all of the Facility Extension Conditions shall be timely satisfied, the Facility Termination Date may, at the option of Seller, be extended for two (2) additional twelve (12) month periods following the initial Facility Termination Date to August 13, 2023 and August 13, 2024, respectively (or if either such day is not a Business Day, the next succeeding Business Day) as provided in Section 3(d) of this Agreement, and (ii) the date on which Buyer terminates this Agreement pursuant to Section 14(b)(ii)(D) of this Agreement.
(k)    The definition of “LIBOR” set forth in Article 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations (rounded upward, if necessary, to the nearest 1/1000 of 1%). If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates (rounded upward, if necessary, to the nearest 1/1000 of 1%). The LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than (A) with respect to any Legacy Transaction, the “LIBOR Floor” set forth on Annex A to the Fee Letter with respect to the related Legacy Transaction and (B) with respect to any Transaction other than a Legacy Transaction, the greater of (I) 0.25% and (II) the product of (x) 75% and (y) the index rate floor as set forth in the related Purchased Asset Documents.
(l)    The definition of “Seller Hedging Documents” set forth in Article 2 of the Repurchase Agreement is hereby amended by deleting the phrase “increases in LIBOR” and inserting the phrase “increases in LIBOR or the Alternative Rate Index” in its place.
(m)    Section 3(g) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
(g)    If prior to the first day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have determined in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary, (ii) the administrator of the LIBOR screen rate, the agency or authority administering LIBOR, or a Governmental Authority having jurisdiction over Buyer, has made a public statement identifying a specific date after which LIBOR or the LIBOR screen rate shall no longer be made available, or used for determining the interest rate of loans, (iii) LIBOR is no longer a widely recognizable benchmark rate for newly originated or amended syndicated loans, credit facilities or repurchase facilities in the United States market, or (iv) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, Buyer shall give written notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be a per annum rate (such rate, the “Alternative Rate”), which shall be equal to the rate set forth in a floating rate index selected by Buyer in its sole discretion (the “Alternative Rate Index”), plus a spread consistent with prevailing market standards adopted by Buyer for similar transactions with similarly situated counterparties as determined by Buyer in its sole discretion. Notwithstanding the foregoing, in no event shall the Alternative Rate Index be less than (A) with respect to any Legacy Transaction, 0.25% and (B) with respect to any Transaction other than a Legacy Transaction, the greater of (I) 0.25% and (II) the product of (x) 75% and (y) the index rate floor as set forth in the related Purchased Asset Documents.
(n)    Section 12 of the Repurchase Agreement is hereby amended by adding the following new Section 12(v) immediately after Section 12(u):

(v)    Beneficial Ownership Certification. Seller shall at all times either (i) ensure that the Seller has delivered to Buyer a Beneficial Ownership Certification, if applicable, and that the information contained therein is true and correct in all respects or (ii) deliver to Buyer an updated Beneficial Ownership Certification within five (5) Business Days following the date on which the information contained in any previously delivered Beneficial Ownership Certification, to Seller’s knowledge, ceases to be true and correct in all respects. To the extent Seller believes that it is excluded from the requirements of the Beneficial Ownership Regulation, Seller shall certify as such and provide the specific exclusion relied on.
(o)    Section 13(m) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
(m)    It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any consolidation or merger with respect to itself or suffer any Change of Control, nor shall Seller adopt, file or effect a Division;
(p)    Paragraph (b)(ii)(A) of Exhibit IV of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
(A)     the Aggregate Purchase Price Debt Yield for all Purchased Assets is (a) for the period commencing on the Amendment Closing Date and ending on the initial Facility Termination Date (i.e., August 13, 2022), 7.5% or greater, (b) for the period commencing on August 14, 2022 and ending on August 13, 2023, 8.5% or greater, and (c) for the period commencing on August 14, 2023 and ending on August 13, 2024, 9.5% or greater; and
(q)    Paragraph (b)(ii)(B) of Exhibit IV of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
(B)     the Aggregate Purchase Price Loan to Value Ratio for all Purchased Assets is equal to or less than 60%; or
(r)    Paragraph (b)(iii) of Exhibit IV of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
(iii)     [the aggregate Repurchase Price of all Hotel Purchased Assets is less than or equal to 25% of the Facility Outstanding;][the aggregate Repurchase Price of all Hotel Purchased Assets is less than or equal to 20% of the Facility Outstanding];
ARTICLE 2
FEES AND EXPENSES; CONDITIONS
(a)    Seller agrees to pay Buyer’s reasonable actual out-of-pocket costs and expenses incurred by Buyer in connection with this Amendment, including reasonable fees and expenses of legal counsel to Buyer incurred in connection with this Amendment, in accordance with Section 1(d) of the Repurchase Agreement.
(b)    As a condition precedent to the effectiveness of this Amendment, Seller shall deliver to Buyer (i) a customary corporate, authority, due execution and enforceability opinion of external counsel with regard to this Amendment, the Second Amendment to the Fee Letter and the Reaffirmation of Guarantor and (ii) a bring-down of the safe harbor opinion delivered on the Closing Date, in each case in form and substance reasonably acceptable to Buyer.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Seller represents and warrants to Buyer, as of the date of this Amendment, as follows:
(i)    all representations and warranties made by it in Article 10 of the Repurchase Agreement (other than those representations and warranties which were disclosed in writing to Buyer with respect to any Purchased Asset prior to the Purchase Date thereof) are true and correct in all material respects;
(ii)    it is duly authorized to execute and deliver this Amendment and has taken all necessary action to authorize such execution, delivery and performance;
(iii)    the person signing this Amendment on its behalf is duly authorized to do so on its behalf;
(iv)    the execution, delivery and performance of this Amendment will not violate (i) any Requirement of Law applicable to it or (ii) its organizational documents or any agreement by which it is bound or by which any of its assets are affected, in each case, to the extent that such conflict or breach would have a material adverse effect upon Seller’s ability to perform its obligations hereunder or under the Transaction Documents;
(v)    the execution, delivery and performance of this Amendment will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of Seller;
(vi)    except for those obtained or filed on or prior to the date hereof, Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental authority or other agency in connection with or as a condition to the execution, delivery or performance of this Amendment;
(vii)    this Amendment is a legal and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law; and
(viii)    this Amendment has been duly executed and delivered by it.
ARTICLE 4
REAFFIRMATION, RATIFICATION AND ACKNOWLEDGMENT

Seller hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of Buyer, under each Transaction Document to which it is a party, (ii) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of such Transaction Documents, and (iii) agrees that neither such ratification and reaffirmation, nor Buyer’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from Seller and/or Guarantor with respect to any subsequent modifications to the Repurchase Agreement, Fee letter or the other Transaction Documents. The Repurchase Agreement (as amended hereby) and the other Transaction Documents shall remain in full force and effect and is hereby ratified and confirmed.
ARTICLE 5
GOVERNING LAW
THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
ARTICLE 6
MISCELLANEOUS
(a)    Except as expressly amended or modified hereby, the Repurchase Agreement, the Fee Letter, the Guaranty and the other Transaction Documents shall each be and shall remain in full force and effect in accordance with their terms. Each reference in the Repurchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Repurchase Agreement and each reference in the other Transaction Documents to the “Repurchase Agreement”, “thereunder”, “thereof” or words of like import referring to such Repurchase Agreement shall mean and be a reference to the Repurchase Agreement (as amended hereby).
(b)    This Amendment may not be amended or otherwise modified, waived or supplemented except as provided in the Repurchase Agreement.
(c)    This Amendment, the Repurchase Agreement, the Fee Letter, the Guaranty and the other Transaction Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written are superseded by the terms of this Amendment, the Repurchase Agreement, the Fee Letter, the Guaranty and the other Transaction Documents. This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(d)    Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.
(e)    This Amendment and all covenants, agreements, representations and warranties made herein shall survive the consummation by Buyer of the Transactions, and shall continue in full force and effect so long as all or any of the obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the Transaction Documents. Whenever in this Amendment any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, and permitted successors and assigns of such party. All covenants, promises and agreements in this Amendment, by or on behalf of Seller and Guarantor, shall inure to the benefit of the legal representatives and permitted successors and assigns of Buyer in accordance with Article 19 of the Repurchase Agreement.
(f)    This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
(g)    The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.
(h)    This Amendment is a Transaction Document executed pursuant to the Repurchase Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Repurchase Agreement.
(i)    Nothing contained herein shall affect or be construed to affect any lien, charge or encumbrance created by any Transaction Document or the priority of any such lien, charge or encumbrance over any other liens, charges or encumbrances.
(j)    Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (i) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of Buyer under the Repurchase Agreement, the Fee Letter, the Guaranty or any other Transaction Document, (ii) constitute a waiver of any provision in the Repurchase Agreement, the Fee Letter, the Guaranty or in any of the other Transaction Documents or of any Default or Event of Default that may have occurred and be continuing or, (iii) except as set forth herein, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Repurchase Agreement, the Fee Letter, the Guaranty or in any of the other Transaction Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
(k)    Notwithstanding anything to the contrary set forth in this Amendment or the Transaction Documents regarding the terms applicable to Legacy Transactions, the terms and conditions (including, without limitation, Pricing Rate and LIBOR or Alternative Rate Index determination) with respect to the Transaction commonly known as The Arch Purchased Asset shall be governed by the terms and conditions of the related Confirmation.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.
SELLER:

ACRC LENDER ML LLC

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

BUYER:
METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation
By: MetLife Investment Management, LLC,
a Delaware limited liability company,
its investment manager

By:	/s/ Jiawei Ding
Name: Jiawei Ding
Title: Authorized Signatory and Director

ACKNOWLEDGED AND AGREED BY:

ARES COMMERCIAL REAL ESTATE
CORPORATION, as Guarantor

By:	/s/ Anton Feingold
Name: Anton Feingold
Title: Vice President